EXHIBIT 12

                         THE BEAR STEARNS COMPANIES INC.
            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                        (IN THOUSANDS, EXCEPT FOR RATIO)

                                        (Unaudited)
                                      Six months Ended                               Fiscal Year Ended
                                 --------------------------  --------------------------------------------------------------------
                                   May 31,       May 31,     November 30,  November 30,  November 30,  November 30,  November 30,
                                    2005          2004           2004          2003         2002           2001          2000
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
Earnings before taxes on
   income                        $  1,040,767   $  1,042,454 $  2,022,154  $  1,772,269  $  1,310,963  $    934,444  $  1,171,523
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
Add:  Fixed Charges

       Interest                     1,734,737       695,782     1,609,019     1,400,953     1,762,580     3,793,998     4,772,286
       Interest factor
        in rents                       21,224        17,504        37,143        36,038        37,735        33,500        32,200
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
   Total fixed charges              1,755,961       713,286     1,646,162     1,436,991     1,800,315     3,827,498     4,804,486
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
Earnings before fixed charges
   and taxes on income           $  2,796,728  $  1,755,740  $  3,668,316  $  3,209,260  $  3,111,278  $  4,761,942  $  5,976,009
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
Preferred stock dividend
   requirements                  $     19,866  $     21,490  $     42,214  $     48,084  $     53,142  $     59,074  $     59,264

Total combined fixed charges
   and preferred stock
   dividends                     $  1,775,827  $    734,776  $  1,688,376  $  1,485,075  $  1,853,457  $  3,886,572  $  4,863,750
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
Ratio of earnings to fixed
   charges                                1.6           2.5           2.2           2.2           1.7           1.2           1.2
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
Ratio of earnings to combined
   fixed charges and
   preferred stock dividends              1.6           2.4           2.2           2.2           1.7           1.2           1.2
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------

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